UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2016

SUMMIT HOTEL PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35074	27-2962512
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

12600 Hill Country Blvd, Suite R-100

Austin, Texas 78738

(Address of Principal Executive Offices) (Zip Code)

(512) 538-2300

(Registrants’ telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

$450 Million Senior Unsecured Credit Facility

On January 15, 2016, Summit Hotel OP, LP (the “Operating Partnership”), as borrower, Summit Hotel Properties, Inc. (the “Company”), as parent guarantor, and each party executing the credit facility documentation as a subsidiary guarantor, entered into a $450 million senior unsecured credit facility (the “Credit Facility”) with Deutsche Bank AG New York Branch, as administrative agent, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Regions Capital Markets as joint lead arrangers and joint bookrunners, and a syndicate of lenders including Deutsche Bank AG New York Branch, Bank of America, N.A., Regions Bank, Royal Bank of Canada, U.S. Bank National Association, PNC Bank, National Association, KeyBank National Association, Raymond James Bank, N.A., and Branch Banking and Trust Company.

The Credit Facility is comprised of a $300 million revolving credit facility (the “$300 Million Revolver”) and a $150 million term loan (the “$150 Million Term Loan”) and replaces the former $300 million senior unsecured credit facility dated October 10, 2013. The Credit Facility has an accordion feature which will allow the Company to increase the total commitments by an aggregate of up to $150 million on the $300 Million Revolver and $150 Million Term Loan.

The following is a summary of the indicative terms and conditions for the Credit Facility. The Operating Partnership is the borrower under the Credit Facility. The Credit Facility is guaranteed by the Company and all of its existing and future subsidiaries that own or lease an unencumbered asset.

Outstanding borrowings on the Credit Facility are limited to the least of (1) the aggregate commitments of all of the lenders, (2) the aggregate value of the unencumbered assets, multiplied by 60%, less the consolidated unsecured indebtedness of the Company (exclusive of outstanding borrowings under the Credit Facility), all as calculated pursuant to the terms of the Credit Facility agreement, and (3) the principal amount that when drawn under the Credit Facility would result in an unsecured interest expense, calculated on a pro forma basis for the next consecutive four fiscal quarters of the Company after taking such draws into account, equal to 50% of the net operating income of the unencumbered assets, as adjusted pursuant to the Credit Facility agreement. A minimum of 20 of the Company’s hotel properties must qualify as unencumbered assets, as defined in the Credit Facility agreement, or the aggregate value of the unencumbered assets will be deemed to be zero.

The $300 Million Revolver will mature on March 31, 2020 and can be extended to March 31, 2021 at the Company’s option, subject to certain conditions. The $150 Million Term Loan will mature on March 31, 2021.

Payment Terms. The Company is obligated to pay interest at the end of each selected interest period, but not less than quarterly, with all outstanding principal and accrued but unpaid interest due at the maturity of the respective facility. The Company has the right to repay all or any portion of the outstanding borrowings from time to time without penalty or premium, other than customary early payment fees if the Company repays a LIBOR loan before the end of the contract period. In addition, the Company will be required to make earlier principal reduction payments in the event of certain changes in the unencumbered asset availability.

The Company pays interest on revolving credit advances at varying rates based upon, at the Company’s option, either (i) 1, 2, 3, or 6-month LIBOR, plus a LIBOR margin between 1.50% and 2.25%, depending upon the Company’s leverage ratio (as defined in the Credit Facility agreement), or (ii) the applicable base rate, which is the greatest of the administrative agent’s prime rate, the federal funds rate plus 0.50%, and 1-month LIBOR plus 1.00%, plus a base rate margin between 0.50% and 1.25%, depending upon the Company’s leverage ratio. The applicable margin for a term loan advance shall be 0.05% less than the revolving credit advances referenced above. In addition, on a quarterly basis, the Company will be required to pay a fee on the unused portion of the Credit Facility equal to the unused amount multiplied by an annual rate of either (i) 0.25%, if the unused amount is greater than 50% of the maximum aggregate amount of the Credit Facility, or (ii) 0.20%, if the unused amount is equal to or less than 50% of the maximum aggregate amount of the Credit Facility. The Company will also be required to pay other fees, including customary arrangement and administrative fees.

Financial and Other Covenants. In addition, the Company is required to comply with a series of financial and other covenants in order to borrow under the Credit Facility. The material financial covenants include the following:

•	a maximum leverage ratio (as defined by, and subject to the terms described in the Credit Facility agreement) of not greater than 6.00:1.00, provided, however, in the event of a material acquisition (as defined in the Credit Facility agreement) the Company can elect to increase its leverage up to 6.75:1.00 for a period of up to three consecutive quarters and no more than two times during the term so long as the elections are not consecutive;

•	a minimum consolidated tangible net worth (as defined in the Credit Facility agreement) of not less than $588,588,750 plus 75% of the net proceeds of subsequent equity issuances;

•	a maximum dividend payout ratio of 95% of funds from operations (as defined in the loan Credit Facility agreement) or an amount necessary to maintain REIT tax status and avoid corporate income and excise taxes;

•	a minimum consolidated fixed charge coverage ratio (as defined in the Credit Facility agreement) of not less than 1.50:1.00;

•	a ratio of secured indebtedness to total asset value (both as defined in the Credit Facility agreement) of not more than 45%; and

•	a ratio of secured recourse indebtedness to total asset value (both as defined in the Credit Facility agreement) of not more than 10%.

Concerning the unencumbered asset pool, we are required to comply with the following covenants:

•	a ratio of consolidated unsecured indebtedness of the Company to unencumbered asset value (both as defined in the Credit Facility agreement) equal to or less than 60%, provided, however, in the event of a material acquisition the Company can elect to increase up to 65% for a period of up to three consecutive quarters and no more than two times during the term so long as the elections are not consecutive; and

•	a ratio of unencumbered adjusted net operating income to assumed unsecured interest expense (both as defined in the Credit Facility agreement) equal to or greater than 2.00x.

The Company is also subject to other customary covenants, including restrictions on investments and limitations on liens and maintenance of properties. The Credit Facility also contains customary events of default, including among others, the failure to make payments when due under any of the Credit Facility agreement, breach of any covenant continuing beyond any cure period and bankruptcy or insolvency.

Unencumbered Assets. The Credit Facility is unsecured. However, borrowings under the Credit Facility are limited by the value of hotel assets that qualify as unencumbered assets. As of the date of the Credit Facility, 47 of the Company’s hotel properties qualified as, and are deemed to be, unencumbered assets.

Among other conditions, unencumbered assets must not be subject to liens or security interests, and the owner and operating lessee of such unencumbered asset must execute a guaranty supplement pursuant to which the owner and operating lessee become subsidiary guarantors of the Credit Facility. In addition, hotels may be added to or removed from the unencumbered asset pool at any time so long as there is a minimum of 20 hotels in the unencumbered asset pool and the then-current borrowings on the Credit Facility do not exceed the maximum available under the Credit Facility given the availability limitations described above. Further, to be eligible as an unencumbered asset, the anticipated property must: be franchised with a nationally-recognized franchisor; satisfy certain ownership, management and operating lessee criteria; and not be subject to material defects, such as liens, title defects, environmental contamination and other standard lender criteria.

The Company transferred to the Credit Facility the outstanding principal balance of $170 million on the former $300 million senior unsecured credit facility. The $300 million senior unsecured credit facility was paid off in full and terminated upon entry into the Credit Facility described above.

The interest rate swap entered into on September 5, 2013 with a notional value of $75.0 million, an effective date of January 2, 2014 and a maturity date of October 10, 2018 remains outstanding. This interest rate swap was designated a cash flow hedge and effectively fixes LIBOR at 2.04% and the interest rate on borrowings under a portion of the $150 Million Term Loan to a fixed rate of 3.64%.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 concerning the Company’s and Operating Partnership’s direct financial obligations is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On January 20, 2016, the Company issued a press release announcing the completion of a new $450 million unsecured credit facility. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

10.1	$450 Million Credit Agreement dated January 15, 2016 among Summit Hotel OP, LP, Summit Hotel Properties, Inc., the subsidiary guarantors party thereto, Deutsche Bank AG New York Branch, Bank of America, N.A., Regions Bank, Royal Bank of Canada, U.S. Bank National Association, PNC Bank, National Association, KeyBank National Association, Raymond James Bank, N.A., and Branch Banking and Trust Company.

99.l	Press release issued January 20, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT HOTEL PROPERTIES, INC.

	By:	/s/ Christopher R. Eng
Christopher R. Eng
Senior Vice President, General Counsel
Date: January 20, 2016		Chief Risk Officer and Secretary

EXHIBIT INDEX

Exhibit	Description
10.1	$450 Million Credit Agreement dated January 15, 2016 among Summit Hotel OP, LP, Summit Hotel Properties, Inc., the subsidiary guarantors party thereto, Deutsche Bank AG New York Branch, Bank of America, N.A., Regions Bank, Royal Bank of Canada, U.S. Bank National Association, PNC Bank, National Association, KeyBank National Association, Raymond James Bank, N.A., and Branch Banking and Trust Company.

99.1	Press release issued January 20, 2016.